Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-111784) of Thornburg Mortgage, Inc. of our report dated February 16, 2004, except for Note 11 as to which the date is February 23, 2004, relating to the financial statements and financial statement schedule, which appears in this Form 10-K/A.

Dallas, Texas
March 9, 2004